CABLEVISION Cablevision Systems Corporation

January 9, 2002

Ms. Patti S. Hart
Chairman & Chief Executive Officer
At Home Corporation
450 Broadway Street
Redwood City, California 94063

Chief Legal Officer
At Home Corporation
450 Broadway Street
Redwood City, California 94063

Mr. Mark A. McEachen
Executive Vice President &
Chief Financial Officer
At Home Corporation
450 Broadway Street
Redwood City, California 94063

Dear Ladies and Gentlemen:

             Yesterday evening, January 8, 2002, the At Home Corporation, without warning to Cablevision or any of its subscribers, terminated the Excite@Home service to all of Cablevision’s Optimum@Home subscribers. Cablevision has confirmed through discussion with Excite@home personnel that the termination of service last evening was a conscious decision on the part of the At Home Corporation and was not a service outage or mistake. This termination of service to Cablevision’s subscribers is an election by the At Home Corporation to terminate the Master Distribution Agreement and all other related agreements with Cablevision, and Cablevision is treating it as such.

             Cablevision is now making every effort to transfer its remaining Optimum@Home subscribers to its Optimum Online service. Cablevision reserves all its rights and remedies with respect to At Home Corporation’s actions.

Sincerely, /s/ Robert S. Lemle Robert S. Lemle Vice Chairman, General Counsel & Secretary

RLS:jr cc:	Robert J. White, Esq. Victoria A. Graff, Esq. James Donato, Esq.